Exhibit 99
                                            FOR IMMEDIATE RELEASE

From:     ACCLAIM ENTERTAINMENT, INC.
          One Acclaim Plaza
          Glen Cove, New York  11542-2708

Contact:  FOR LAZER-TRON
          Norman B. Petermeier
          (510) 460-0873

          FOR ACCLAIM
          (FINANCIAL)
          Anthony R. Williams
          Dawn Berrie
          (MEDIA)
          Allyne Mills
          (516) 656-5000

                       ACCLAIM AGREES TO ACQUIRE
                        LAZER-TRON CORPORATION

GLEN COVE, NY, March 23, 1995 -- Acclaim Entertainment, Inc. (NASDAQ: AKLM) today announced that it has entered into a definitive agreement to acquire all the outstanding shares of Lazer-Tron Corporation (NASDAQ: LZTN), a leading CA-based coin-op redemption company, in a stock for stock merger transaction.

Lazer-Tron's shares will be exchanged for shares of Acclaim common stock utilizing a formula which values Lazer-Tron's shares based on the average of Acclaim's common stock price for the 20 days prior to the second day prior to the closing. If the average Acclaim share price is less than $16 per share, Lazer-Tron's shares will be valued at $8 per share. If the average Acclaim share price is between $16 and $20 per share, the Lazer-Tron shares will be valued at 50 percent of the Acclaim share price. If the average Acclaim share price is greater than $20 per share, the Lazer-Tron shares will be valued at $10 per share.

"Our acquisition of Lazer-Tron has been received with great enthusiasm by many of our audiences, as they broaden Acclaim's offerings in the coin-op segment," said Gregory Fischbach, chairman of Acclaim. "Lazer-Tron also presents us with further opportunities to expand our library and exploit new successful properties across our growing entertainment businesses."

The transaction is subject to certain conditions usual in transactions of this type, including regulatory approvals and third party consents, as well as the consent of Lazer-Tron's shareholders. Acclaim intends to account for the transaction as a pooling of interests.

Founded in 1988, Lazer-Tron Corporation is an industry leader in the creation of technologically advanced, coin-operated ticket redemption games for use in family entertainment centers and other entertainment venues. As designer, developer, manufacturer and marketer, Lazer-Tron has created such successful games a Spin-To-Win(TM), Ribbit Racin(TM), Aftershock(TM) and Pogger(TM), the first arcade game featuring popular POG(TM) games pieces.

Acclaim's acquisition of Lazer-Tron follows the company's recent entry into the coin-operated entertainment market through the establishment of Acclaim Coin-Operated Entertainment, also based in CA.

"We are proud to be joining forces with Acclaim and look forward to expanding the reach of our properties into new media," said Norman Petermeier, president of Lazer-tron. "By combining our coin-op redemption expertise with Acclaim's marketing and technology we will create a stronger force in this entertainment category."

Lazer-Tron designs, develops, manufactures and markets a line of interactive, technologically advanced coin-operated ticket redemption games for use in family entertainment centers and other venues. Redemption games award tickets to players based on their skill level in playing the games and these tickets may be redeemed for prizes or merchandise. Lazer-Tron is publicly traded on the NASDAQ National Market System under the symbol LZTN.

Acclaim Entertainment, Inc., with offices in Canada, France, Germany, Japan, Spain and the United Kingdom, is a leading worldwide publisher of: software and peripherals for Nintendo, Sega, Sony, personal computer and CD-ROM hardware systems; coin-operated arcade games; and comic books under the Valiant, Armada and Windjammer imprints. Acclaim also operates blue screen and motion capture studios, and A.D.I., a global sales and distribution company for products from a variety of entertainment software publishers, including Acclaim, Digital Pictures and Marvel. Acclaim, which recently formed a new company with Tele-Communications, Inc. for electronically distributed interactive entertainment, is publicly traded on the NASDAQ National Market System under the symbol AKLM.